Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates 713-529-6600

Mitcham Industries to Expand Technology Base with Investment from Mitsubishi Heavy Industries

HUNTSVILLE, TX - December 21, 2017 - Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham”) and Mitsubishi Heavy Industries (“Mitsubishi”) have entered into a series of agreements whereby Mitsubishi will invest $4.0 million in Mitcham’s 9.00% Series A Cumulative Preferred Stock (the “Preferred Stock”) and Mitcham intends to use the net proceeds to purchase certain intellectual property and related assets from the bankruptcy estate of Hydroscience Technology, Inc. (“Hydroscience”). Mitcham’s objective from this purchase is to offer new products derived from this technology and establish a manufacturing and repair facility for those products. Mitcham and Mitsubishi have also entered into an agreement whereby Mitcham will provide on-going support and maintenance services to Mitsubishi related to marine equipment, including seismic cable systems, previously sold by Hydroscience to Mitsubishi.

Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “We are excited to expand our relationship with Mitsubishi in a way that broadens our technology offerings while providing important services to Mitsubishi. These agreements are another step in Mitcham’s plan to reposition itself as a more significant player in the marine technology industry. This additional technology opens the door to expanded commercial opportunities and is further progress in our stated strategy to diversify from the oil and gas exploration industry.”

Hydroscience, and its sister company, Solid Seismic LLC, designed, manufactured and sold marine sensors and solid streamer technology primarily for the hydrographic and seismic industries. The companies filed for bankruptcy protection in April 2017. The bankruptcy case is currently pending in the Northern District of Texas, Fort Worth Division.

Guy Malden, Mitcham’s Co-Chief Executive Officer, further commented, “Mitcham’s purchase of Hydroscience’s technology is synergistic and allows for an extension of our existing product lines of energy source controllers and positioning systems. The solid streamer and sensor technology that we will acquire has extensive application in the oceanographic and hydrographic, industries, as well as traditional seismic applications. We see clear opportunities to integrate some of this technology into other areas such as maritime security systems. We intend to integrate this new product line into our wholly-owned subsidiary, Seamap Pte Ltd, and to expand our operations in Singapore to support the manufacturing and repair of the related products.”

Pursuant to an asset purchase agreement among Hydroscience, Mitcham and Mitsubishi, Mitcham will acquire certain intellectual property and related assets for $3.0 million in cash. Mitcham and Mitsubishi have also agreed to forego distributions on claims they hold in the Hydroscience bankruptcy proceedings.

Under the securities purchase agreement related to the investment by Mitsubishi, Mitcham will issue 152,290 shares of the Preferred Stock for proceeds of $3.5 million, upon the closing of the transaction and an additional 21,756 shares for proceeds of $0.5 million upon the achievement of a specified milestone related to Mitcham’s performance of the services contemplated by the support agreement with Mitsubishi. Mitcham has agreed to use the proceeds from the sale of these shares to fund the cash purchase price under the asset purchase agreement and use the balance of the proceeds to defray the costs associated with establishing a manufacturing and repair operation necessary to perform the services contemplated by the support agreement with Mitsubishi.

The asset purchase agreement and the related transactions are subject to the approval of the bankruptcy court and other customary closing conditions. The obligations of Mitcham and Mitsubishi are also subject to the confirmation of Hydroscience’s bankruptcy plan, which was filed with the court on December 20, 2017.

The Preferred Stock to be sold under the securities purchase agreement has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Australia, Singapore, Russia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Equipment Manufacturing and Sales Segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Mitcham believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations, anticipated timing or other forward-looking information expressed in this press release. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 31, 2017, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results, which are available on Mitcham's Investor Relations website at www.mitchamindustries.com or on the SEC's website at www.sec.gov.

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